                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                     ASV Announces 4th Quarter 2004 Results

                      4th Quarter EPS Increases 89% to $.36

              Full Year Sales Exceed $160 million, EPS Totals $1.28

         GRAND RAPIDS, MN (February 24, 2005) - A.S.V., Inc. (NASDAQ: ASVI) today reported results for its fourth quarter and fiscal year ended December 31, 2004. Net sales for the fourth quarter of 2004 totaled $48.1 million, compared with $26.2 million for the same period in 2003, with the Company's October 2004 acquisition of Loegering Mfg. Inc. accounting for $6.8 million of the increase. Net earnings for the fourth quarter of 2004 were $5.0 million, or $.36 per diluted share, compared with $2.6 million, or $.19 per diluted share, for the fourth quarter of 2003. Approximately $.02 of the increased earnings per share in 2004 was due to the utilization of greater than anticipated research and development tax credits.

         For the year ended December 31, 2004, net sales totaled $160.9 million, compared with $96.4 million for 2003. Gross profit percentage increased over 100 basis points in 2004, despite rising material prices. Net earnings for the year ended December 31, 2004 totaled $17.2 million, or $1.28 per share, compared with net earnings of $8.7 million, or $.78 per share for 2003. The number of diluted shares outstanding increased 20% in 2004 compared with 2003, due primarily to common stock transactions with Caterpillar in January, the issuance of shares in connection with the acquisition of Loegering Mfg. Inc. in October and the exercise of employee stock options.

         Commenting on ASV's results, ASV CEO Gary Lemke stated, "ASV's sales for the fourth quarter of 2004 came in slightly over our expectations due to continued strong demand for our R-Series Posi-Track products and increased demand for service parts due to the greater number of machines and undercarriages in service. For the quarter, R-Series products accounted for 36% of our sales while undercarriages for use on Caterpillar's (NYSE: CAT) Multi-Terrain Loaders were 34% of our sales. Sales of Loegering products were 14% of our sales for the quarter, with sales of service parts accounting for 13% and used equipment accounting for 3%. Our gross margin for the fourth quarter of 2004 was consistent with the fourth quarter of 2003, even with increased steel costs of approximately $940,000."

         For the three months ended December 31, 2004, the Company's selling, general and administrative (S, G & A) expenses increased, as a percentage of net sales, to 6.8%, compared with 6.2% for the same period in 2003. Commenting on this increase, Lemke stated, "Our S, G & A expenses were in our expected range for the quarter, with the increase due to the addition of Loegering's operations for the fourth quarter of 2004, which are not as highly leveraged as ours, and increased compliance costs. Our research and development expenses increased as we continued to invest in the on-going development of new products, including our newest R-Series product, the RCV, which was introduced at our dealer meeting in January 2005."

         The RCV is the industry's first vertical lift machine designed from the ground up to run on a suspended rubber track undercarriage. As a result, the distinctive design of the RCV gives it the highest lift height and among the best visibility in its class. Vertical lift machinery represents a growing segment of the skid-steer and rubber track loader market. A vertical lift machine allows a contractor to lift increased weight while keeping the load closer to the machine with increased reach, which is advantageous for loading and unloading.

         The fourth quarter of 2004 was the first quarter that included the results of operations for the Company's newly acquired subsidiary, Loegering Mfg. Inc. of Casselton, ND. Speaking on Loegering, Lemke stated, "Loegering performed well during the fourth quarter of 2004, adding $6.8 million to ASV's sales, with approximately one-half coming from the Versatile Track System, or VTS. Customer acceptance of the VTS track system has been very positive during this initial introduction period. The VTS track system was formally introduced to the market at the World of Concrete trade show in Las Vegas in January 2005. Based on the positive response it received, we believe the VTS track system could represent a majority of Loegering's sales for 2005."

         Outlook

         On December 22, 2004 ASV issued its initial 2005 sales and earnings outlook with sales in the range of $210-230 million and earnings per share expected to be in the range of $1.50-1.65. This earnings per share guidance does not include an estimated $.05 per share effect of implementing FASB Standard No. 123(R), Share-Based Payment, requiring the expensing of stock options for the second half of 2005. Continuing, Lemke stated, "With our solid results from 2004, and the positive response to the VTS track system it has received, we are reaffirming our 2005 guidance. We are optimistic that we will see some relief in steel prices, which could aid our anticipated results for 2005."

         Conference Call

         ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, February 24th to discuss its results for the fourth quarter of 2004 and its outlook for 2005. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Friday, February 25th, and can be accessed by dialing 877-660-6853 and entering account number 1628 and conference ID number 140125. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

         About ASV

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories, attachments and traction products. ASV also manufactures rubber-tracked undercarriages, some of which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com or Loegering's website at www.loegering.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels and the benefits of Loegering's products and technology, including its VTS track system are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including the risks and uncertainties associated with successfully integrating the operations of Loegering, unanticipated delays, costs and expenses inherent in the development, manufacturing and marketing of new products; developments in the demand for each companies' products; ASV's ability to successfully manufacture its products; unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines; market acceptance of the machines; deterioration of the general market and economic conditions; corporate developments at ASV or Caterpillar; ASV's ability to realize the anticipated benefits from its relationship with Caterpillar and Loegering; relationships with major customers and suppliers; the ability to retain key personnel; the impact of governmental laws and regulations; competitive factors; and any future acts or threats of terrorism or war. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2004.

                 Condensed financial statements are as follows:

                                     -more-

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                         Three Months Ended                  Twelve Months Ended
                                                             December 31,                         December 31,
                                                  --------------------------------      --------------------------------
                                                      2004               2003               2004               2003
                                                  -------------      -------------      -------------      -------------
Net sales ...................................     $  48,131,056      $  26,171,219      $ 160,873,320      $  96,386,576

Cost of goods sold ..........................        37,372,998         20,328,060        124,473,593         75,895,524
                                                  -------------      -------------      -------------      -------------

         Gross profit .......................        10,758,058          5,843,159         36,399,727         20,491,052

Operating expenses:
     Selling, general and administrative ....         3,263,554          1,622,538          9,604,619          6,177,324

     Research and development ...............           545,429            237,934          1,106,762            794,729
                                                  -------------      -------------      -------------      -------------

         Operating income ...................         6,949,075          3,982,687         25,688,346         13,518,999

Other income (expense)
     Interest income ........................           259,481             60,131            833,307            140,366

     Interest expense .......................           (39,539)           (29,391)          (124,223)          (129,359)

      Other, net ............................            24,042             12,032             27,719             37,897
                                                  -------------      -------------      -------------      -------------

         Income before income taxes .........         7,193,059          4,025,459         26,425,149         13,567,903

Provision for income taxes ..................         2,225,000          1,440,000          9,250,000          4,850,000
                                                  -------------      -------------      -------------      -------------

     NET EARNINGS ...........................     $   4,968,059      $   2,585,459      $  17,175,149      $   8,717,903
                                                  =============      =============      =============      =============

Net earnings per common share - Diluted .....     $         .36      $         .19      $        1.28      $         .78
                                                  =============      =============      =============      =============

Diluted weighted average shares .............        13,727,550         13,452,589         13,412,500         11,185,683
                                                  =============      =============      =============      =============

                                     -more-

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                             December 31,     December 31,
                                                             2004            2003
                                                         ------------     ------------
CURRENT ASSETS
    Cash & short-term investments ..................     $ 37,000,629     $ 29,708,418
    Accounts receivable, net .......................       36,431,774       15,661,269
    Inventories ....................................       34,832,868       26,686,707
    Other current assets ...........................        2,237,096        3,614,506
                                                         ------------     ------------

    Total current assets ...........................      110,502,367       75,670,900

LONG-TERM INVESTMENTS ..............................        5,912,747               --

LONG-TERM NOTE RECEIVABLE, less current portion ....          703,445          823,334

PROPERTY AND EQUIPMENT, net ........................       11,108,132        6,129,922

INTANGIBLES, net ...................................        8,002,251               --

GOODWILL ...........................................        8,385,827               --
                                                         ------------     ------------

        Total assets ...............................     $144,614,769     $ 82,624,156
                                                         ============     ============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities .......     $    189,656     $    136,414
    Accounts payable ...............................       11,452,026        6,004,890
    Accrued liabilities ............................        4,494,522        2,358,473
    Income taxes payable ...........................          533,995               --
                                                         ------------     ------------

        Total current liabilities ..................       16,670,199        8,499,777

LONG-TERM LIABILITIES, less current portion ........        1,873,768        1,844,858

SHAREHOLDERS' EQUITY ...............................      126,070,802       72,279,521
                                                         ------------     ------------

        Total liabilities & shareholders' equity ...     $144,614,769     $ 82,624,156
                                                         ============     ============